Exhibit 99.8 Release of Private Information

Certain holders (the "Noteholders") of the 6.5% convertible senior notes due 2015 (the "2015 Notes") and the 8.5% convertible senior notes due 2017 (the "2017 Notes") were organized to engage the Company regarding a potential recapitalization or restructuring. The Noteholders informed the Company that they held over 63% of the 2017 Notes and over 30% of the 2015 Notes. The Company executed engagement letters with the professionals retained by the Noteholders and subsequently executed Confidentiality Agreements with those professionals. The professionals for the Noteholders performed due diligence on behalf of the Noteholders. Starting on or about February 10, 2015, each of the Noteholders executed individual Confidentiality Agreements and participated in further due diligence.

On or about March 2, 2015, the Noteholders delivered to the Company a series of term sheets (the "Term Sheets") that provided for an overall recapitalization of the Company through a pre-negotiated plan of reorganization. The Term Sheets provided for postpetition debtor-in-possession financing (a "DIP Facility"), an exit financing (an "Exit Facility") and a restructuring/ recapitalization through a plan (a "Restructuring"). The Company engaged in discussions with the Noteholders with respect to each of the Term Sheets. All of the Term Sheets were non-binding in nature and no deal was reached between the parties.

The Company's most recent comments to the Term Sheets were delivered to counsel to the Noteholders on or about March 5, 2015, and included, the following:

DIP Facility Term Sheet

The DIP Facility would have provided for a $65 million Superpriority Secured Term Loan secured by substantially all of the assets of the Company and its subsidiaries, subject to certain exceptions and a carve out for professional fees. The DIP Facility would have a 9 month term and bear interests rate of 10.5% per annum. The DIP Facility would have contained an original issue discount of 2% (in lieu of an origination fee) and have provided for a 2% exit fee that would be waived if the Company accepted the Exit Facility proposed by the Noteholders.

Restructuring Term Sheet

The Restructuring would have provided for the recapitalization of the Company through a plan of reorganization. The plan was to be funded by the Exit Facility, which would have been secured by substantially all of the assets of the Company that its subsidiaries and backstopped by the Noteholders. The 2015 Notes and 2017 Notes would have been converted to all of the common stock in the reorganized company, subject to dilution for (a) stock issued pursuant to the Exit Facility, (b) warrants to be issued to existing equity holders and (c) any management incentive plan.